                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT
                              --------------------

                                       I.
                                       --

                                    PARTIES
                                    -------


     This Employment Agreement ("Agreement") is made and entered into effective January 1, 1997, by and between NetVantage Inc., 201 Continental Blvd., Suite 201, El Segundo, CA 90245-4427 ("NVI") and Stephen R. Rizzone residing at 17 Nantucket Place, Manhattan Beach, CA 90266 ("Executive").

                                      II.
                                      ---

                                   RECITALS
                                   --------

     1. Executive originally joined NVI in November, 1995 as President and Chief Operating Officer. In conjunction with his employment, a letter agreement setting forth the terms and conditions of his employment was executed by and between Executive and NVI on or about November 16, 1995, hereinafter the "Letter Agreement". On or about June 19, 1996, the parties executed an Employment Agreement (the "1996 Agreement").

     2. The Executive having served successfully in the original position of President and Chief Operating Officer, and, the former Chairman of the Board and Chief Executive Officer of NVI having resigned, the Board of Directors of NVI ("the Board"), unanimously promoted the Executive to the position of Chairman of the Board and Chief Executive Officer of NVI.

     3. Employee has successfully performed his duties and responsibilities as Chairman of the Board, President and Chief Executive Officer from the date of execution of the 1996 Agreement to the present, and the parties desire that the Executive continue his employment on the terms and conditions set forth herein.

                                      III.
                                      ----

                                     TERMS
                                     -----

     1.   EFFECTIVE DATE:  The 1996 Agreement shall terminate, and this
          ---------------
Agreement shall become effective on January 1, 1997, except that Executive shall retain all stock options granted under the Letter Agreement and the 1996 Agreement. Stock options granted herein shall be in addition to the stock options granted in the Letter Agreement and the 1996 Agreement.

     2.   EMPLOYMENT OF SPOUSE:  The parties acknowledge that Mashid Emdadian
          ---------------------
Rizzone, who is the spouse of Executive, is currently employed by NVI in direct marketing and sales. The employment of Executive is separate and apart from, and shall not have an impact upon the employment of Mashid E. Rizzone. It is agreed that the performance of Executive and Mashid E. Rizzone will be evaluated separately, and any future promotion, employment, compensation and/or incentive packages will be offered on an individual basis and will not be considered on a collective basis.

     3.   POSITIONS:  Executive shall retain the positions of Chairman of the
          ----------
Board of Directors, President and Chief Executive Officer.

                          EMPLOYMENT AGREEMENT PAGE 2
                          ---------------------------

     4.   EMPLOYMENT DUTIES:  As Chairman of the Board of Directors, President
          ------------------
and Chief Executive Officer, Executive will have total overall responsibility for all business activities of NVI, including, without limitation, the tactical operation and strategic direction of NVI. In conjunction with this responsibility, all personnel will report either to the Executive or to persons reporting to him. Executive will report only to the Board. Executive will be allowed to vote on all matters before the Board concerning NVI, including, without limitation, Executive's employment, but excluding only matters directly and solely related to Executive's compensation. In all voting matters, excluding only matters directly and solely related to Executive's compensation, in the case of any tie vote, Executive shall have the option of casting multiple votes. Notwithstanding the foregoing the Chief Financial Officer shall also report to the Board of Directors with respect to the books, records, financial condition and financial reporting of the Company.

     5.   TERM:  The term of this Agreement is five (5) years, commencing
          -----
January 1, 1997, and terminating December 31, 2001. However, either party may terminate Executive's employment, with or without cause, upon giving at least thirty (30) days prior written notice. Termination of Executive's employment by NVI shall also require a majority vote of the Board. Executive shall be allowed to vote on this matter and cast the tie breaking vote if required. Termination of Executive's employment, whether with or without cause, shall not terminate, modify, reduce or in any way affect any of the provisions of Section 11 of this Agreement.

     6.   SALARY:  Executive shall be paid $200,000.00 per year, paid bi-weekly
          -------
commencing January 1, 1997. Usual and customary expenses will be or reimbursed to Executive by NVI according to its policy regarding business expenses. The Board shall review Executive's salary, incentive compensation and stock/stock option position annually, on January 1, of each year, with the next review to be January 1, 1998. NVI shall provide annual salary increases, incentive compensation and stock/stock options consistent with the custom and practice in the industry for equivalent-sized companies with equivalent executive responsibilities. No such annual review shall reduce Executive's annual salary, incentive compensation, stock/stock options, nor shall it terminate or modify any economic compensation, options, or other rights or benefits granted herein.

     7.   COMPANY AUTOMOBILE ALLOWANCE:  NVI shall, provide to Executive for his
          -----------------------------
sole use a 1997 BMW model 750 ("Auto"). NVI shall pay all upkeep and maintenance and insurance for Auto. Executive shall have the option to purchase Auto at 40% of the then wholesale Kelly Bluebook value in the event that Executive terminates his employment voluntarily or if in the event the Executive's employment is terminated involuntarily NVI shall continue to maintain the Auto until December 31, 1999 at which time Executive shall have the option to purchase Auto at 40% of the then wholesale Kelly Bluebook value. If the Termination Benefits referenced in Section 11 are in effect on December 31, 1999, NVI will pay to the Executive a monthly car allowance of $2,000.00 from January 1, 2000 through the end of the Termination period.

     8.   HEALTH CLUB MEMBERSHIP:  NVI shall provide Executive with a family
          -----------------------
health club membership in a health club selected by Executive, the monthly dues for such membership shall not exceed $500.00.

     9.   STOCK OPTIONS: In the Letter Agreement and the 1996 Agreement,
          --------------
Executive was granted options to buy shares of stock of NVI. Those stock options granted in the Letter Agreement and the 1996 Agreement shall remain in full force and effect. The stock options set forth herein shall be in addition to the stock options previously granted to Executive and are subject to availability.

          a. Upon the execution of this Agreement, Executive will be granted an Option to purchase an additional 25,000 shares of NVI stock. Price shall be the average of the bid/ask price for Class A Common stock on January 30, 1997.

                          EMPLOYMENT AGREEMENT PAGE 3
                          ---------------------------

          b. The NVI 1997 Operating Plan will be presented and accepted by the Board of Directors. The Plan sets forth, in part, certain quarterly and annual gross revenue and net profit projections for 1997. (A copy of the Plan shall be attached hereto as Exhibit A)

          c. At the end of each calendar quarter of 1997, Executive shall have an option to purchase stock, at an option price based on the average of the bid/ask closing price of Class A Common Stock on January 30, 1997, or the then
                                                                   -----------
current price, whichever is lower, based on NVI's gross revenue and net profit
---------------------------------
for that separate calendar quarter (or cumulative as the case may be) as measured against the Plan's projections for that quarter (or cumulative as the case may be), in accordance with the following schedule:

(1)  Gross Revenue:
     --------------


     Percentage of Plan
     Projection Actually      Number of
     Realized                 Shares
     -------------------      --------
           90%                 5,000
           95%                10,000
          100%                25,000
          105%                30,000
          110%                35,000
          115%                40,000
          120% and above      50,000

(2)  Net Profit:
     -----------


     Percentage of Plan
     Projection Actually      Number of
     Realized                 Shares
     -------------------      --------
           90%                 5,000
           95%                10,000
          100%                25,000
          105%                30,000
          110%                35,000
          115%                40,000
          120% and above      50,000

          d. At the end of 1997, Executive shall have an option to purchase stock, at an option price based on the average of the bid/ask closing price of Class A Common Stock on January 30, 1997, or the then current average of the bid/ask price, whichever is lower, based on NVI's gross revenue and net profits for 1997, as measured against the annual gross revenue and net profits projected in the Plan, in accordance with the following schedule:


(1)  Gross Revenue:
     --------------


     Percentage of Plan
     Projection Actually      Number of
     Realized                 Shares
     -------------------      --------
           90%                10,000
           95%                25,000
          100%                50,000
          105%                60,000
          110% and above      75,000

                          EMPLOYMENT AGREEMENT PAGE 4
                          ---------------------------

(2)  Net Profit:
     -----------


     Percentage of Plan
     Projection Actually      Number of
     Realized                 Shares
     -------------------      ---------
           90%                10,000
           95%                25,000
          100%                50,000
          105%                60,000
          110% and above      75,000

          e. The determination of gross revenue and net profit shall be determined in accordance with generally accepted accounting principals consistently applied and shall be subject to audit by the Company's independent auditors. Stock options referred to above shall be granted by the Board within five (5) days after the determination of the gross revenue and net profit for each quarter and for 1997.

          f. Except as otherwise provided, the stock options referred to herein will be for class A common stock, in accordance with the terms and conditions of the 1994 Employee Stock Option Plan, or such other ESOP as may be in effect from time to time. Prices of options and requirements for exercise of the options shall be governed by the terms of the ESOP. If NVI issues any class of stock other than the existing class A common stock, Executive's options shall apply to such additional class(es) of stock in the same ratio as his options for class A common stock bear to the total issued and outstanding class A common stock.

     10.  HEALTH BENEFITS: NVI will provide Executive with the same health,
          ----------------
disability and life insurance benefits as are made available to other Executives of NVI.

     11.  RIGHTS ON TERMINATION OF EMPLOYMENT:
          ------------------------------------

          a. Executive shall have the rights and benefits described below (hereinafter "Termination Benefits"), in the event Executive's employment is terminated as follows:

               (1) NVI terminates Executive's employment, either with or without cause at any time, for any reason, including but not limited to Executive's voluntary or involuntary inability or failure to perform his duties hereunder; or

               (2) Executive terminates his employment for any of the following reasons: (a) a change of job duties, title or responsibility from those described in paragraph 4; (b) Executive is removed from, or not re-elected to the Board of Directors, or is removed as Chairman of the Board of Directors; (c) there is a change in the organizational structure of NVI, i.e., who Executive reports to or who reports to him; (d) NVI for any reason decreases the salary, benefits or compensation to Executive; (e) Executive is required to travel more than fifty (50) miles from his principal residence to the principal offices of NVI; or (f) there is an acquisition or merger of NVI.

          b. Executive shall not have Termination Benefits if he voluntarily terminates his employment for any reason other than as set forth above.

          c.   Executive's Termination Benefits are as follows:

               (1) NVI shall continue to pay Executive his salary for a period of thirty-six (36) months from the date of termination of employment.

                          EMPLOYMENT AGREEMENT PAGE 5
                          ---------------------------

               (2) NVI shall continue to pay and/or provide to Executive all Health, medical, disability, life insurance and other benefits described in paragraph 10., for a period of thirty-six (36) months from the date of termination of employment.

               (3) NVI shall continue to pay and/or provide to Executive the car allowance/automobile lease described in paragraph 7., for a period of thirty-six (36) months from the date of termination.

               (4)  Stock options shall continue to vest and be exercisable for
                                                         --- -- -----------
a period of thirty-six (36) months from the notice of termination for the stock options granted prior to the notice of termination.

               (5) NVI shall pay Executive for accrued but unused vacation time vested as of the date of termination of his employment.

               (6) The termination benefits described herein shall be measured by the highest level of salary and other benefits paid to or on behalf of Executive.

               (7) All Reorganization Consideration (described below) which would have been payable to Executive hereinunder, if Executive's employment had continued, for a period of forty-eight (48) months after the date of termination of employment.

          d. The parties acknowledge that any public discussion of the circumstances pertaining to the parties' termination of their relationship would be counter productive to the interests of either party. The parties therefore agree to refrain from making any negative, disparaging or defamatory remarks about the other party, or to interfere with the other party's prospective economic gain.


     12.  NVI REORGANIZATION:
          -------------------

          a. For purposes of this Agreement, the term "Reorganization" means any merger, acquisition, or consolidation of businesses of which NVI is a party, or any sale of all or substantially all of NVI's assets or stock of any class. A Reorganization shall be deemed to have occurred on the earlier of (1) execution of an agreement for an event of Reorganization or (2) the occurrence of any event of Reorganization.

          b. For purposes of the Agreement, the term "Reorganization Consideration" shall be the total value of all consideration paid or payable to NVI, or, in the case of a sale or exchange of NVI stock, the cash value, or at Executive's election, the stock consideration paid or exchanged for NVI stock.

          c. The Reorganization Consideration shall be divided by the total number of outstanding shares of NVI class A common stock as of the date immediately preceding the occurrence of the Reorganization. The resulting amount is hereinunder referred to as the "Reorganization Price Per Share".

          d. Executive shall be paid a cash bonus (hereinafter "Reorganization Cash Bonus"), according to the following schedule, within five (5) days of either (1) the execution of an agreement for an event of Reorganization or (2) the occurrence of any event of Reorganization, whichever occurs first. Payment of the bonus will be in cash.

               (1) If the Reorganization Price Per Share is $15.00 or less, Executive will be paid two percent (2%) of the Reorganization Consideration.

               (2) If the Reorganization Price Per Share is greater than $15.00 but less than $20.00, Executive will be paid three percent (3%) of the Reorganization Consideration.

                          EMPLOYMENT AGREEMENT PAGE 6
                          ---------------------------

               (3) If Reorganization Price Per Share is $20.00 or greater, Executive will be paid four percent (4%) of the Reorganization Consideration.

          e. The Reorganization Cash Bonus as defined above, shall remain in effect twelve (12) months after the voluntary resignation of the Executive or Forty-eight (48) months after the date of Termination of Employment as described in section 11.2 above.

     13.  SURVIVORSHIP: This agreement is binding on the parties and their
          -------------
heirs, successors and assigns. In the event of Executive's death, his employment shall be deemed terminated under section 11.a above, and the rights and benefits of this agreement, including termination, shall inure to the estate of the Executive.

     14.  DISABILITY: If, during the employment period, The Executive shall, in
          -----------
the opinion of the Board of Directors of the Company as confirmed by competent medical evidence, become physically or mentally incapacitated to perform his duties, then NVI shall terminate his employment under Section 11.a above.

     15.  PROPRIETARY INFORMATION:
          ------------------------

          a) Executive recognizes that his position with NVI requires substantial trust and confidence because of his access to trade secrets and other proprietary information of NVI (collectively "Proprietary Information"). At all times, during the term of this Agreement, and for a period of five (5) years after the termination of this Agreement for any reason, Executive shall use his best efforts and exercise utmost diligence to protect the unauthorized disclosure of any Proprietary Information. Said Proprietary Information includes but is not limited to NVI's software, marketing, manufacturing and design processes, and operating procedures. Executive will not be required to incur personnel expense to protect the unauthorized disclosure of any Proprietary Information.

          b) Except as may be required in the performance of his duties hereinunder, Executive shall not use NVI's Proprietary Information for his own benefit, or disclose NVI's Proprietary Information to another, without NVI's prior written consent.

          c) The provisions of this section 15 are in addition to those set forth in NVI Employee Proprietary Information and Invention Agreement previously executed by the Executive.

     16.  COVENANT NOT TO COMPETE: During the term of Executive's employment,
          ------------------------
Executive shall not engage in any act in competition with the business or best interests of NVI. During the term of this Agreement, Executive shall not be an agent, employee, or consultant for any competitor of NVI. Following any notification of termination of his employment, Executive may pursue and accept any employment or occupation whether or not it competes with NVI.

     17.  NO ORAL MODIFICATION: This Agreement is not subject to oral
          ---------------------
modification in any fashion. The terms of this Agreement may be modified only by an agreement in writing executed by the Parties hereto. No subsequent attempt at an oral novation will be effective to modify or change this agreement.

     18.  NOTICE: Any notice required by this Agreement shall be in writing and
          -------
shall be mailed or delivered to the other party at the addresses set forth above. If said notice is mailed, it shall be deemed effective five (5) days after the date of mailing.

     19.  COVENANTS INDEPENDENT: The covenants set forth herein are independent
          ----------------------
of one another, and a breach by one party of any promise or covenant set forth herein, shall not terminate the Agreement or excuse performance by the other party of his or its obligations set forth herein.

                          EMPLOYMENT AGREEMENT PAGE 7
                          ---------------------------

     20.  ENTIRE AGREEMENT: Except as provided herein, this Agreement
          -----------------
constitutes the entire agreement between the parties and supersedes all prior written or oral agreements. There are no promises, warranties, or representations other than as contained herein. This Agreement may only be modified by an Agreement in writing executed by the Parties hereto.

     21.  GOVERNING LAW: This agreement shall be governed by the laws of the
          --------------
State of California. Any action or mediation dispute arising out of this Agreement shall be conducted in Orange County, California.

     22.  MEDIATION: In the event of a dispute between the parties arising out
          ----------
of this Agreement, the parties agree to submit the dispute to mediation prior to the commencement of litigation. Mediation shall be conducted by any neutral mediator selected by both parties. If the parties cannot agree on the selection of a mediator, then either party may seek an order of the court of competent jurisdiction to appoint a mediator. The party requesting the court to appoint a mediator shall be entitled to reasonable attorney's fees and costs incurred in obtaining the order. In the event mediation does not resolve the parties dispute, then either party may commence an action against the other party.

     23.  ATTORNEYS FEES: In the event of any action arising out of this
          ---------------
Agreement, the prevailing party will be entitled to reasonable attorney's fees and costs, including pre-litigation attorney's fees and costs.

     24.  FURTHER ASSURANCES: Each party shall execute such documents and
          -------------------
perform such acts as may be reasonably necessary or appropriate to carry out the terms of this Agreement.

     25.  REVIEW BY COUNSEL: Each party has had the opportunity to review this
          ------------------
Agreement with an attorney of his or its choice, and each party acknowledges this Agreement is entered into voluntarily.

AGREED                                     AGREED


/s/ Stephen R. Rizzone                     /s/ Carlos Tomaszewski  6-Feb-97
-------------------------/----------       -----------------------/--------
Stephen R. Rizzone        Date             Authorized Agent        Date
                                           NetVantage, Inc.

                                   AGREEMENT
                                   ---------


     THIS AGREEMENT is made and entered into as of _____________, 1997, by and between NETVANTAGE, INC., a Delaware corporation (the "Company"), and STEPHEN R. RIZZONE ("Employee").

                                    RECITALS
                                    --------

     A. The Company and Employee were parties to an Employment Agreement effective as of March 26, 1996 (the "1996 Employment Agreement"), under which Employee was entitled to receive certain nonstatutory stock options (the "1996 Employment Agreement Performance Options"), among others, if certain specified performance criteria were achieved by the Company.

     B. In late 1996, the Board of Directors of the Company adopted an executive bonus plan under which Employee was entitled to receive a nonstatutory stock option (the "Bonus Plan Performance Option"), if certain specified performance criteria were achieved by the Company.

     C. The Company and Employee are parties to an Employment Agreement effective as of January 1, 1997 (the "1997 Employment Agreement") (the 1996 Employment Agreement and the 1997 Employment Agreement sometimes being collectively referred to as the "Employment Agreements"), under which Employee is entitled to receive certain additional nonstatutory stock options (the "1997 Employment Agreement Performance Options") (the 1996 Employment Agreement Performance Options, the Bonus Plan Performance Option and the 1997 Employment Agreement Performance Options sometimes being collectively referred to as the "Performance Options" and individually referred to as a "Performance Option"), among others, if certain specified performance criteria are achieved by the Company.

     D. Three Nonstatutory Stock Option Agreements, each dated as of March 26, 1996, covering up to 50,000 shares, 50,000 shares and 10,000 shares, respectively, of Class A Common Stock of the Company, were prepared to evidence the 1996 Employment Agreement Performance Options; a Nonstatutory Stock Option Agreement, dated as of September 19, 1996, covering 35,000 shares of Class A Common Stock of the Company, was prepared to evidence the Bonus Plan Performance Option; and agreements were not prepared to evidence the 1997 Employment Agreement Performance Options.

     E. Exhibit A to this Agreement is a complete list of all other options to purchase shares of capital stock of the Company held by Employee (the "Other Options").

     F. The Company and Employee at the time the Performance Options were granted were mistaken in their belief that the performance criteria would be beneficial to the Company and without adverse consequence; but recently they discovered the potential unintended consequence that such Performance Options would result in compensation expense to the Company for financial accounting purposes.

     G. The Company and Employee wish by this Agreement to rescind each of the Performance Options and amend the Employment Agreements.

     ACCORDINGLY, in consideration of the forgoing and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and accepted by the parties, the parties agree as follows:

                                   AGREEMENT
                                   ---------

     1.  Rescission.  Each Performance Option is hereby fully rescinded by the
         ----------
parties, effective as of the original date of the grant of such Performance Option, with the effect that each Performance Option shall be treated as if it had never been granted. Any outstanding agreement related to such Performance Options shall be marked as rescinded and returned to the Company.

     2.  Amendment of the 1996 Employment Agreement.  Sections 8b, 8c and 8d of
         ------------------------------------------
the 1996 Employment Agreement are hereby deleted in their entirety, effective as of the effective date of the 1996 Employment Agreement, with the effect that such Sections 8b, 8c and 8d shall be treated as if they had never been included in the 1996 Employment Agreement.

     3.  Amendment of the 1997 Employment Agreement.  Sections 9b, 9c, 9d, 9e
         ------------------------------------------
and 9f of the 1997 Employment Agreement are hereby deleted in their entirety, effective as of the effective date of the 1997 Employment Agreement, with the effect that such Sections 9b, 9c, 9d and 9f shall be treated as if they had never been included in the 1997 Employment Agreement. Any reference to the stock options granted under the 1996 Employment Agreement shall not include the 1996 Employment Agreement Performance Options rescinded in Section 1 of this Agreement.

     4.  No Other Effect.  This Agreement shall not affect in any way the Other
         ---------------
Options, which shall continue in full force and effect. Except as set forth above, this Agreement shall not affect in any way the other terms and conditions of the Employment Agreements, which shall continue in full force and effect.

     5.  Counterparts.  This Agreement may be executed in counterparts, each of
         ------------
which shall constitute one and the same instrument.

     6.  Entire Agreement.  This Agreement constitutes the entire agreement
         ----------------
between the Company and Employee pertaining to the Performance Options and the amendment of the Employment Agreements and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between them pertaining to the subject matter of this Agreement.

     7.  Governing Law.  The parties agree that the validity, construction and
         -------------
interpretation of this Agreement shall be governed by the laws of the State of California.

     8.  Further Assurances.  The parties agree to execute such documents and
         ------------------
perform such acts as may be reasonably necessary or desirable to carry out the intents and purposes of this Agreement.

     9.  Review by Counsel.  Each party has had the opportunity to review this
         -----------------
Agreement with legal counsel of his or its choice, and each party acknowledges that this Agreement is entered into voluntarily.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       COMPANY:

                                       NetVantage, Inc.,
                                       a Delaware corporation

                                       By___________________________
                                         Its________________________


                                       EMPLOYEE:

                                       ______________________________
                                       Stephen R. Rizzone

                                       3